Exhibit 4.8

THE WARRANT EVIDENCED BY THIS CERTIFICATE IS SUBJECT TO A SECURITYHOLDERS AGREEMENT DATED DECEMBER 16, 2004, COPIES OF WHICH ARE ON FILE AT THE PRINCIPAL OFFICE OF THE COMPANY AND WILL BE FURNISHED TO THE HOLDER ON REQUEST TO THE SECRETARY OF THE COMPANY.  SUCH SECURITYHOLDERS AGREEMENT PROVIDES, AMONG OTHER THINGS, FOR CERTAIN RESTRICTIONS ON SALE, TRANSFER, PLEDGE, HYPOTHECATION OR OTHER DISPOSITION OF THE WARRANT EVIDENCED BY THIS CERTIFICATE. ANY EVIDENCE, SALE, ASSIGNMENT, TRANSFER OR OTHER DISPOSITION OF THE SECURITIES EVIDENCED BY THIS CERTIFICATE TO PERSONS OTHER THAN IN ACCORDANCE WITH SUCH SECURITYHOLDERS AGREEMENT SHALL BE NULL AND VOID.

THE WARRANT REPRESENTED BY THIS CERTIFICATE AND ANY SHARES THAT MAY BE ISSUED UPON THE EXERCISE OF THIS WARRANT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR UNDER ANY STATE SECURITIES LAWS. NEITHER THIS SECURITY NOR ANY PORTION HEREOF OR INTEREST HEREIN MAY BE SOLD, ASSIGNED, TRANSFERRED, PLEDGED OR OTHERWISE DISPOSED OF UNLESS THE SAME IS REGISTERED UNDER SAID ACT AND APPLICABLE STATE SECURITIES LAWS OR UNLESS AN EXEMPTION FROM SUCH REGISTRATION IS AVAILABLE AND THE COMPANY SHALL HAVE RECEIVED, AT THE EXPENSE OF THE HOLDER HEREOF, EVIDENCE OF SUCH EXEMPTION REASONABLY SATISFACTORY TO THE COMPANY (WHICH MAY INCLUDE, AMONG OTHER THINGS, AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY).

THIS WARRANT IS SUBJECT TO AUTOMATIC EXERCISE AND TERMINATION UPON THE HAPPENING OF CERTAIN EVENTS SET FORTH IN SECTION 2.A HEREOF.

No.

Dated: December    , 2004

WARRANT TO PURCHASE COMMON STOCK
OF GEOLOGISTICS CORPORATION

GEOLOGISTICS CORPORATION, a Delaware corporation (the “Company”), CERTIFIES that this Warrant represents                Warrant Shares (as that term is defined in Section 1 hereof) bearing an initial exercise price of $27.60 per Warrant Share (subject to adjustment in accordance with Sections 4 and 5 hereof) (the “Exercise Price”) and is subject to a deemed cashless exercise upon surrender of this Warrant as provided in Section 2 hereof at the principal office of the Company.

This Warrant is issued by the Company. The terms and conditions of the Warrant are set forth herein.

SECTION 1

DEFINITIONS

“Affiliate” means with respect to any Person, any (i) officer, director, general partner, or holder of more than 10% of the equity interests of such Person, and (ii) any other Person which directly or indirectly controls, is controlled by or is under common control with such Person. A Person is deemed to control another person if such Person possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of the “controlled” Person, whether through ownership of voting securities, by contract, or otherwise.

“Associated Common Shares” means the shares of Common Stock owned by the original holders of this Warrant and warrants of like tenor at the Effective Time.

“Board” means the Board of Directors of the Company.

“Business Day” means a day other than Saturday, Sunday or a statutory holiday on which banking institutions in New York are authorized to close, and in the event that any action to be taken hereunder falls on a day which is not a Business Day, then such action shall be taken on the next succeeding Business Day.

“Common Stock” means the common stock, $0.001 par value per share, of the Company.

“Company” means GeoLogistics Corporation, a Delaware corporation.

“Convertible Securities” has the meaning set forth in Section 5.B(a).

“Effective Time” means 5:00 P.M. EST on the date on which the Certificate of Amendment to the Amended and Restated Certificate of Incorporation of the Company, in the form of Exhibit A to the Recap Agreement, is filed with the Secretary of State of the State of Delaware.

“Exchange Act” means the Securities Exchange Act of 1934 and the Rules and Regulations of the SEC promulgated thereunder.

“Exercise Price” has the meaning set forth in the introductory paragraph.

“Fair Market Value” means the value obtainable upon a sale in an arm’s length transaction to a third party under usual and normal circumstances, with neither the buyer nor the seller under any compulsion to act, as determined by the Board in good faith; provided, however, that if the Warrantholder shall dispute the Fair Market Value as determined by the Board, the Warrantholder may undertake to have it and the Company retain an Independent Expert. The determination of Fair Market Value by the Independent Expert shall be final, binding and conclusive on the Company and the Warrantholder.  All costs and expenses of the Independent

Expert shall be borne by the Warrantholder unless the determination of Fair Market Value by the Independent Expert is more than five percent more favorable to the Warrantholder than the Fair Market Value determined by the Board, in which event the cost of the Independent Expert shall be shared equally by the Warrantholder and the Company, or more than ten percent more favorable to the Warrantholder than the Fair Market Value determined by the Board, in which event the cost of the Independent Expert shall be borne solely by the Company.

“Independent Expert” means an investment banking firm reasonably and mutually acceptable to the Company and the Warrantholder who does not (and whose Affiliates do not) have a financial interest in the Company or any of its Affiliates.

“Majority of the Warrants” means Warrants representing more than 50% of the Warrant Shares.

“Options” has the meaning set forth in Section 5.B(a).

“Person” means an individual, corporation, partnership, association, trust, limited liability company or any other entity or organization, including a government or political subdivision or an agency, unit or instrumentality thereof.

“Qualifying IPO” means the closing of a firm commitment underwritten initial public offering of the Common Stock of the Company resulting in at least $75,000,000 of net proceeds to the Company and that is effected pursuant to a registration statement on Form S-1, or any successor form covering a public offering of securities of the Company, filed with, and declared effective by, the SEC, underwritten by a nationally recognized investment bank, as a result of which the Common Stock of the Company is listed for trading on a National Securities Exchange or quoted on the NASDAQ Stock Market.

“Qualifying Sale” means (i) a sale by the Company or its subsidiaries of all or substantially all of the assets of the Company and its subsidiaries, taken as a whole, to one or more Third Parties; or (ii) the issuance by the Company of its capital stock to one or more Third Parties, or the sale or other disposition (including, but not limited to, by merger, reorganization or consolidation) of capital stock of the Company by the holders thereof, unless, in either case, after giving effect to such transaction, (y) Questor holds (i) more than 25% of the Common Stock held by Questor immediately prior to such transaction, or (ii) securities of a successor by merger which represent more than 25% of the voting power to elect the board of directors of such successor, or (z) persons designated by Questor constitute more than 25% of the Board or any successor board of directors or governing body.

“Questor” means, collectively, Questor Partners Fund II, L.P., a Delaware limited partnership, Questor Side-by-Side Partners II, L.P., a Delaware limited partnership, Questor Side-by-Side Partners II (3)(c)(l), L.P., a Delaware limited partnership, and any of their respective Affiliates.

“Recap Agreement” has the meaning set forth in the Securityholders Agreement.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933 and the rules and regulations promulgated by the SEC thereunder.

“Securityholders Agreement” means the Securityholders Agreement by and among the Company and certain securityholders of the Company named therein, dated as of December 16, 2004.

“Third Party” shall mean, as applicable, a Person other than Questor.

“Unit” means an Equity Appreciation Unit granted under the Company’s 2002 Equity Appreciation Rights Plan, as in effect from time to time.

“Unit Shares” any shares of Common Stock issued in lieu of the Company’s obligation in respect of Units.

“Warrant Shares” means the notional number of shares of Common Stock underlying this Warrant and warrants of like tenor and the same original issue date being, initially, an aggregate of 6,534,956 shares of Common Stock.

“Warrantholder” means the holder of the Warrant and any related Warrant Shares.

SECTION 2

EXERCISE AND TERMINATION

A.                                   EXPIRATION; TIME OF DEEMED CASHLESS EXERCISE. There is no fixed expiration date for this Warrant. This Warrant may not be exercised (a) in part, or (b) at the election of the Warrantholders. If this Warrant is in-the-money (as determined under Section 2.B hereof), the Warrantholder shall be deemed to have exercised this Warrant, in full, on a cashless basis, upon the earlier of (A) the closing of a Qualifying Sale, or (B) the closing of a Qualifying IPO, and this Warrant shall, from and after such date, represent solely the right to received the consideration payable under Section 2.C or 2.D hereof, as the case may be. No action shall be required by the Holder hereof, or the Company to effect such deemed exercise, and the consideration due upon such deemed exercise shall be paid against delivery hereof to the Company for cancellation. If this Warrant is not in-the-money with respect to the earlier to occur of (A) the closing under a Qualifying Sale, and (B) the closing under a Qualifying IPO, this Warrant shall expire in full coincident with such closing, no consideration shall be payable by the Company with respect to this Warrant, and this Warrant shall be of no further force or effect for any purpose. Warrants that expire pursuant to the preceding sentence shall be surrendered to the Company by the Warrantholder for cancellation.

B.                                     IN-THE-MONEY WARRANTS. This Warrant shall be deemed in-the-money in connection with a Qualifying Sale if the amount that would be distributed in a Qualifying Sale on each outstanding share of Common Stock (exclusive of the Warrant Shares) exceeds the then-current Exercise Price of the Warrants. This Warrant shall be deemed in-the-money in connection with a Qualifying IPO as determined in accordance with Exhibit A hereto.

C.                                     CONSIDERATION PAYABLE UPON DEEMED EXERCISE OF IN-THE-MONEY WARRANTS UPON THE CLOSING OF A QUALIFYING SALE. In the event of a Qualifying Sale, the amount payable on this Warrant, if any, per underlying Warrant Share shall be a proportional amount of the same kind of consideration payable to all holders of Common Stock in the Qualifying Sale determined in accordance with the formula

((A+B)/(C+D))-(E)

where “A” equals the aggregate consideration available to the holders of Common Stock as a result of the Qualifying Sale without reference to the exercise of this Warrant and warrants of like tenor, “B” equals the aggregate Exercise Price of this Warrant and warrants of like tenor (i.e., the product of the Exercise Price and the aggregate number of Warrant Shares underlying this Warrant and warrants of like tenor), “C” equals the number of shares of Common Stock issued and outstanding immediately prior to the Qualifying Sale without reference to this Warrant and warrants of like tenor, “D” equals the number of shares of Common Stock underlying this Warrant and warrants of like tenor, and “E” equals the Exercise Price of this Warrant on the closing date of the Qualifying Sale. If the amount computed in accordance with the foregoing formula is negative, then this Warrant is not in-the-money with respect to such Qualifying Sale and the provisions of the last two sentences of Section A hereto shall apply. An example of the consideration payable on this Warrant is set forth on Exhibit B hereto.

Distributions of amounts due upon the deemed cashless exercise of this Warrant, if any, in connection with a Qualifying Sale, shall be made, on a proportionate basis, at such times as distributions are made to holders of Common Stock. The holder of this Warrant and warrants of like tenor which are in-the-money in connection with a Qualifying Sale shall participate, pro rata with the other holders of such warrants and the holders of the Associated Common Shares, with the other holders of the Common Stock in any holdback, escrow, indemnity or the like in any Qualifying Sale in an amount equal to the percentage which such warrants and the Associated Common Shares participate in that portion of the purchase price subject to such contingency (and, for such purpose, the portion of the purchase price so subject shall be deemed to be the last such amounts included in the purchase price). Examples of pro rata holdbacks are set forth on Exhibit B hereto.

D.                                    CONSIDERATION PAYABLE UPON DEEMED EXERCISE OF IN-THE-MONEY WARRANTS UPON THE CLOSING OF A QUALIFYING IPO. In the event of a Qualifying IPO, the amount payable on this Warrant shall be that number of shares of Common Stock determined in Exhibit A hereto. The Company may condition the issuance of shares of Common Stock upon the deemed cashless exercise of the Warrant in connection with a Qualifying IPO on the execution and delivery by the Warrantholder of any stand-off agreement requested by the Managing Underwriters in the Qualifying IPO for a period of no more than 180 days on the same terms and conditions as the parties to the Securityholders Agreement (including, without limitation, Questor) enter into any such agreement.

E.                                      LEGEND. All certificates representing shares of Common Stock issuable upon the exercise of this Warrant will bear the legend as described in Section 3.5 of the Securityholders Agreement.

F.                                      CHARACTER OF WARRANT SHARES. All shares of Common Stock issuable upon the exercise of this Warrant shall be duly authorized, validly issued, fully paid and nonassessable.

SECTION 3

OWNERSHIP AND EXCHANGE OF THE WARRANT

A.                                   REGISTERED HOLDER. The Company may deem and treat the Person in whose name this Warrant is registered as the holder and owner thereof (notwithstanding any notations of ownership or writing thereon made by anyone other than the Company) for all purposes and shall not be affected by any notice to the contrary, until presentation of this Warrant for exchange as provided in this Section 3.

B.                                     EXCHANGE AND TRANSFER. This Warrant is exchangeable upon the surrender thereof by the Warrantholder to the Company at its principal offices for a new warrant or warrants of like tenor and date representing in the aggregate the notional right to purchase the number of shares purchasable hereunder, each new warrant to represent the notional right to purchase such number of shares as shall be designated by the Warrantholder at the time of surrender. THIS WARRANT AND THE WARRANT SHARES ARE TRANSFERABLE ONLY ON THE TERMS AND CONDITIONS SPECIFIED IN THE SECURITYHOLDERS AGREEMENT. Subject to the foregoing, this Warrant and all rights hereunder are transferable in whole or in part upon the books of the Company by the Warrantholder in Person or by its duly authorized attorney, and a new warrant or warrants shall be made and delivered by the Company, of the same tenor and date as this Warrant but registered in the name of the transferee, upon surrender of this Warrant, duly endorsed, at the principal offices of the Company.

C.                                     REPLACEMENT. Upon receipt of evidence reasonably satisfactory to the Company of the ownership and the loss, theft, destruction or mutilation of this Warrant, in the case of loss, theft or destruction, upon receipt of indemnity reasonably satisfactory to the Company, or, in the case of mutilation, upon surrender of such certificate, the Company shall (at its expense) execute and deliver in lieu of such Warrant a new warrant of like kind and dated the date of such lost, stolen, destroyed or mutilated Warrant.

SECTION 4

ACCRETIONS TO THE EXERCISE PRICE

The Exercise Price shall increase daily, compounding daily beginning February 1, 2005, at the rates set forth below during the periods set forth below, based on a 360 day year.

Period	Daily Compounding Accretion Rate

2-1-05 to 4-30-05	0.036537%
5-1-05 to 10-31-05	0.049262%
11-1-05 and thereafter	0.040186%

SECTION 5

ANTI-DILUTION PROVISIONS

ANTI-DILUTION PROTECTION. In order to prevent dilution to the Exercise Price, the Exercise Price and, except as set forth in the next sentence, the number of Warrant Shares underlying this Warrant, shall be subject to adjustment from time to time as provided in this Section 5. Anything herein to the contrary notwithstanding, no adjustment in the number of Warrant Shares underlying this Warrant shall be made in respect of any adjustment in the Exercise Price described in Sections 5.A, 5.B or 5.C hereof.

A.                                   Adjustments to Exercise Price for Issuances of Common Stock. Except as provided in Section 5.K, if at any time after the Effective Time, the Company shall issue any shares of Common Stock (including issuances of options, warrants or rights to subscribe for shares of Common Stock or any securities convertible into or exchangeable for shares of Common Stock deemed to have been issued pursuant to Section 5.B(a) or Section 5.B(b) below) without consideration or for a consideration per share (the “New Issuance Consideration”) less than the Exercise Price, the Exercise Price in effect immediately prior to each such issuance which is greater than the New Issuance Consideration shall forthwith be reduced concurrently with such issuance to a price determined by multiplying the Exercise Price by a fraction:

(a)                                  the numerator of which shall be the number of shares of Common Stock deemed to be outstanding immediately prior to such issuance plus the number of shares of Common Stock which the aggregate consideration received by the Company for the total number of additional shares of Common Stock so issued (and/or deemed issued) would purchase at the Exercise Price in effect immediately prior to such issuance; and

(b)                                 the denominator of which shall be the number of shares of Common Stock deemed to be outstanding immediately prior to such issuance plus the number of additional shares of Common Stock so issued (and/or deemed issued).

For purposes of preceding clauses (a) and (b), all outstanding shares of Common Stock and all Warrant Shares underlying this Warrant and warrants of like tenor (at the Exercise Price in effect prior to the adjustment called for above) and all shares of Common Stock deemed to be outstanding pursuant to Section 5.B(a) or Section 5.B(b) in respect of Options or Convertible Securities (each as defined in Section 5.B(a)) which have an exercise price or conversion price per share which is less than the Exercise Price in effect prior to the adjustment called for above shall be “deemed to be outstanding.”

B.                                     Rights and Options.

(a)                                  Issuance of Rights or Options. Except as provided in Section 5.K, if at any time after the Effective Time, the Company shall in any manner grant (whether directly or by assumption in a merger or otherwise) any rights to subscribe for or to purchase, or any options for the purchase of, shares of Common Stock or any stock or securities immediately convertible into or immediately exchangeable for shares of Common Stock (such rights or options being hereinafter referred to as “Options” and such convertible or exchangeable stock or securities being hereinafter referred to as “Convertible Securities”), whether or not such Options or the right to convert or exchange any such Convertible Securities are immediately exercisable, and the price per share for which a Common Share is issuable upon the exercise of such Options or upon the conversion or exchange of such Convertible Securities (determined by dividing (A) the total amount, if any, received or receivable by the Company as consideration for the granting of such Options, plus the aggregate amount of additional consideration payable to the Company upon the exercise of all such Options, plus, in the case of such Options which relate to Convertible Securities, the aggregate amount of additional consideration, if any, payable upon the issuance or sale of such Convertible Securities and upon the conversion or exchange thereof, by (B) the maximum number of shares of Common Stock issuable upon the full exercise of such Options or upon the full conversion or exchange of all such Convertible Securities issuable upon the exercise of such Options) shall be less than the Exercise Price in effect immediately prior to the time of the granting of such Options, then the maximum number of shares of Common Stock issuable upon the exercise of such Options or upon the conversion or exchange of the maximum number of such Convertible Securities issuable upon the exercise of such Options shall be deemed to have been issued for such price per share as of the date such Options were granted and thereafter shall be deemed to be outstanding. Except as otherwise provided in Section 5. B(c), no adjustment of the Exercise Price shall be made upon the actual issuance of such shares of Common Stock or of such Convertible Securities upon exercise of such Options or upon the actual issuance of such shares of Common Stock upon conversion or exchange of such Convertible Securities if an appropriate adjustment was previously made pursuant to this Section 5.B(a) upon the issuance of such Options. If the right to exercise such Options expires without such Options being exercised, the Exercise Price shall be adjusted to reflect that the shares of Common Stock previously issuable upon exercise of the Options are no longer deemed to have been issued.

(b)                                 Issuance of Convertible Securities. If the Company shall at any time after the Effective Time in any manner issue (whether directly or by assumption in a merger or otherwise) or sell any Convertible Securities, whether or not the rights to exchange or convert any such Convertible Securities are immediately exercisable, and the price per share for which a share of Common Stock is issuable upon such conversion or exchange (determined by dividing (A) the total amount, if any, received or receivable by the Company as consideration for the issuance or sale of such Convertible Securities, plus the aggregate amount of additional consideration, if any, payable to the Company upon the conversion or exchange thereof, by (B) the maximum number of shares of Common Stock issuable upon the conversion or exchange of all such Convertible Securities) shall be less than the Exercise Price in effect immediately prior to the time of such issuance or sale, then the maximum number of shares of Common Stock issuable upon conversion or exchange of all such Convertible Securities shall be deemed to have been issued for such price per share as of the date of the issuance or sale of such Convertible Securities and thereafter shall be deemed to be outstanding; provided that (a) except as otherwise provided in Section 5.B(c) no adjustment of the Exercise Price shall be made upon the actual issuance of such shares of Common Stock upon conversion or exchange of such Convertible Securities if an appropriate adjustment was previously made pursuant to this Section 5.B(b) upon the issuance of such Convertible Securities, (b) if any such issuance or sale of such Convertible Securities is made upon the exercise of any Options to purchase any such Convertible Securities for which adjustments of the Exercise Price has been or are to be made pursuant to other provisions of this Section 5.B, no further adjustment of the Exercise Price shall be made by reason of such issuance or sale, and (c) if the right to exchange or convert such Convertible Securities expires without such Convertible Securities being exchanged or converted, the Exercise Price shall be adjusted to reflect that the shares of Common Stock previously issuable upon conversion or exchange of such Convertible Securities are no longer deemed to have been issued.

(c)                                  Change in Option Price or Conversion Rate; Expiration of Options and Convertible Securities. In the event that the purchase price provided for in any Options referred to in Section 5.B(a), the additional consideration, if any, payable upon the conversion or exchange of any Convertible Securities referred to in Sections 5. B(a) or 5.B(b), or the rate at which any Convertible Securities referred to in Sections 5.B(a) or 5.B(b) are convertible into or exchangeable for shares of Common Stock, shall change at any time (other than under or by reason of provisions designed to protect against dilution), the Exercise Price in effect at the time of such event shall be readjusted to the Exercise Price which would have been in effect at such time had such Options or Convertible Securities still outstanding provided for such purchase price, additional consideration or conversion rate, as the case may be, at the time such Options or Convertible Securities were initially granted, issued or sold. If the purchase price provided for in any such Options referred to in Section 5.B(a) or the rate at which any Convertible Securities referred to in Sections 5.B(a) or 5.B(b) are convertible into or exchangeable for shares of Common Stock shall be reduced at any time under or by reason of provisions with respect thereto designed to protect against dilution, then, in case of the delivery of shares of Common Stock upon the exercise of any such Options or upon conversion or exchange of any such Convertible Securities, the Exercise Price then in effect hereunder shall be adjusted to such respective amount as would have been obtained had such Options or Convertible Securities never been issued as to such shares of Common Stock and had adjustments been made upon the issuance of the shares of Common Stock delivered as aforesaid, but only if as a result of such adjustment the Exercise Price then in effect hereunder is hereby reduced. Any adjustment of the Exercise Price will be disregarded if, as, and when the rights to acquire shares of Common Stock upon exercise or conversion of the Options or Convertible Securities which gave rise to such adjustment expire or are canceled without having been exercised, so that the Exercise Price effective immediately upon such cancellation or expiration is equal to the Exercise Price in effect at the time of the issuance of the expired or canceled Options or Convertible Securities, with such additional adjustments as would have been made to that Exercise Price had the expired or canceled Options or Convertible Securities not been issued.

C.                                     Consideration for Shares. In case any shares of Common Stock, Options or Convertible Securities shall be issued or sold for cash, the consideration received therefor shall be deemed to be the amount received by the Company therefor. In case any shares of Common Stock, Options or Convertible Securities shall be issued or sold, in whole or in part, for a consideration other than cash, the amount of the consideration other than cash received by the Company shall be deemed to be the Fair Market Value of such consideration.

D.                                    Adjustment to Exercise Price for Subdivision or Combination of Shares. If the Company shall at any time after the Effective Time split or subdivide its outstanding shares of Common Stock into a greater number of shares, the Exercise Price in effect immediately prior to such subdivision shall be proportionately reduced, and, conversely, in case the outstanding shares of Common Stock of the Company shall be combined into a smaller number of shares, the Exercise Price in effect immediately prior to such combination shall be proportionately increased.

E.                                      Adjustment to Exercise Price for Stock Dividends. Except as provided in Section 5.K, if the Company shall at any time after the Effective Time issue additional shares of Common Stock as a dividend or other distribution on outstanding Common Stock, the Exercise Price will, simultaneously with the happening of such dividend be adjusted by multiplying the then effective Exercise Price by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately prior to such event and the denominator of which is the number of shares of Common Stock outstanding immediately after such event. An adjustment made pursuant to this Section 5.E will be given effect, upon payment of such a dividend or distribution, as of the record date for the determination of stockholders entitled to receive such dividend or distribution (on a retroactive basis).

F.                                      Other Adjustments. If, after the Effective Time, the Common Stock issuable upon the exercise of this Warrant is changed into the same or different number of shares of any class or classes of stock, whether by reclassification or otherwise (other than a subdivision or combination of shares or stock dividend provided for above, or a reorganization, merger or consolidation provided for elsewhere in this Section 5), then and in each such event the holder of this Warrant will have the right thereafter to convert such share into the kind and amount of shares of stock and other securities and property receivable upon such reorganization, reclassification or other change, by holders of the number of shares of Common Stock into which such shares of underlying this Warrant might have been exercised immediately prior to such reorganization, reclassification or change, all subject to further adjustment as provided herein.

If, at any time after the Effective Time and while this Warrant is in effect, a dividend is paid on the Common Stock in cash, securities or other property, the Exercise Price per Warrant Share shall be reduced by the cash amount paid, or the Fair Market Value of the securities or other property distributed, on each outstanding share of Common Stock.

G.                                     Reorganization, Reclassification, Consolidation or Merger. If, at any time after the Effective Time, there shall be any capital reorganization or reclassification of the outstanding capital stock of the Company, or any consolidation of the Company with, or merger of the Company with or into, another corporation or entity which, in each case, is not in connection with a Qualifying Sale or a Qualifying IPO and where, in connection with such event, the holders of shares of Common Stock will be entitled to receive stock, securities, cash or other property with respect to or in exchange for such shares of Common Stock, then, as a condition of such reorganization, reclassification, consolidation or merger, lawful and adequate provision shall be made whereby the Warrantholder shall thereafter have the right to receive, upon the basis and upon the terms and conditions specified herein and in lieu of the shares of Common Stock of the Company immediately theretofore receivable upon the exercise of this Warrant, such shares of stock, securities, cash or other property as may be issuable or payable with respect to or in exchange for the number of shares of Common Stock immediately theretofore so receivable, and in any such case, appropriate provision shall be made with respect to the rights and interests of such holder to the end that the provisions hereof (including, without limitation, provisions for adjustments of the Exercise Price) shall thereafter be applicable, as nearly as may be, in relation to any shares of stock, securities, cash or other property thereafter deliverable upon the exercise of such conversion rights (including an immediate adjustment, by reason of such consolidation or merger, if the value so reflected is less than the Exercise Price in effect immediately prior to such consolidation or merger). In the event of any such merger or consolidation of the Company as a result of which a greater or lesser number of shares of common stock of the surviving company are issuable to holders of shares of Common Stock of the Company outstanding immediately prior to such merger or consolidation, the Exercise Price in effect immediately prior to such merger or consolidation shall be adjusted in the same manner as though there were a subdivision or combination of the outstanding shares of Common Stock of the Company.

H.                                    Reservation of Shares of Common Stock. The Company shall at all times reserve and keep available and free of preemptive rights out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the exercise of this Warrant, such number of its shares of Common Stock (or other shares or other securities as may be required) as shall from time to time be sufficient to effect the issuance and exercise of this Warrant, and if at any time the number of authorized but unissued shares of Common Stock (or such other shares or other securities) shall not be sufficient to effect the exercise of this Warrant, the Company shall take such action as may be necessary to increase its authorized but unissued shares of Common Stock (or other shares or other securities) to such number of shares as shall be sufficient for such purpose.

I.                                         Treasury Shares. The disposition of shares of Common Stock owned or held by or for the account of the Company (other than as a result of a cancellation of treasury shares) shall be considered an issue or sale of shares of Common Stock for the purpose of this Section 5.

J.                                        Notice of Adjustment. Upon the occurrence of each adjustment or readjustment pursuant to this Section 5, the Company at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to the Warrantholder a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Company shall, upon written request at any time of Warrantholder, furnish or cause to be furnished to such holder a like certificate setting forth (i) such adjustments and readjustments, and (ii) the Exercise Price before and after such adjustment or readjustment.

K.                                    Exceptions to Section 5. Notwithstanding any of the foregoing provisions contained in this Section 5, the following issuances and capital transactions by the Company shall not give rise to an adjustment in the Exercise Price of this Warrant or the number of Warrant Shares underlying this Warrant by reason of the provisions of Section 5 hereof or otherwise: (a) Common Stock in the transactions provided for in Article 2 of the Recap Agreement, (b) Common Stock in a Qualifying IPO, (c) Common Stock in connection with the cashless exercise of Warrants in a Qualifying IPO, (d) shares of Common Stock and options on Common Stock in exchange for Units coincident with a Qualifying IPO, and (e) any stock dividend declared coincident with a Qualifying IPO on Common Stock and Warrant Shares issued upon the deemed cashless exercise of this Warrant.

L.                                      Adjustments to Number of Shares Issuable Under this Warrant. The number of Warrant Shares underlying this Warrant at any time shall be determined by the computation (A) x (B/C), where “A” equals the original number of Warrant Shares for which this Warrant was issued, “B” equals $27.60, and “C” equals the exercise price of this Warrant after giving effect to any adjustments thereto set forth in Sections 5.D, 5.E and 5.G hereof. In no event shall any adjustment in the number of Warrant Shares underlying this Warrant be made for any adjustment in the exercise price hereof set forth in Section 4, 5.A, 5.B or 5.C hereof.

SECTION 6

NOTICES

All notices, elections and other communications which are required or permitted to be given pursuant to the terms of this Warrant shall be in writing and shall be personally delivered, sent by overnight mail or other overnight delivery service (postage prepaid), or telecopied with confirmed receipt to the Person for whom they are intended to (i) the Company at its principal business address or (ii) the Warrantholder at his, her or its address as shown from time to time on the books and records of the Company. Each notice or other communication shall for all purposes of this Warrant be treated as being effective and having been given as follows: (i) if delivered personally, when delivered, (ii) if sent by telecopy, when confirmation received by sender (provided that a copy of any notice sent by telecopy shall also have been mailed first class, postage prepaid), or (iiii) if sent by overnight mail or other overnight delivery service, when deposited with the overnight delivery service.

SECTION 7

MISCELLANEOUS

This Warrant shall be governed by, and construed and enforced in accordance with, the laws of the State of Delaware without regard to principles of conflict of laws. This Warrant and any provision hereof may be changed, waived, discharged or terminated only by an instrument in writing signed by the party (or any predecessor in interest thereof) against which enforcement of the same is sought. The headings in this Warrant are for purposes of reference only and shall not affect the meaning or construction of any of the provisions hereof.

WITNESS WHEREOF, the undersigned has caused this Warrant to be executed by a duly authorized officer of the Company, as of the date first above written.

GEOLOGISTICS CORPORATION, a Delaware corporation

By:

Name:

Title:

EXHIBIT A

IN-THE-MONEY AND CASHLESS EXERCISE
(FOR SHARES OF COMMON STOCK)
COMPUTATIONS IN CONNECTION WITH A QUALIFYING IPO

If, at the time of a Qualifying IPO, the Warrants are In-the-Money, computed as set forth below, then this Warrant and warrants of like tenor will be deemed to have been exercised, in a cashless exercise, for that number of shares of Common Stock, per underlying Warrant Share, represented by “w” in the equations below. It is anticipated that, in order to present a known target number of shares of Common Stock to be outstanding immediately prior to the closing of the IPO (that number represented by “c” in the equations below), it will be necessary to declare a stock dividend on all shares of Common Stock, including the number of shares of Common Stock issued upon the cashless exercise of the Warrants, immediately following the deemed cashless exercise of the Warrants for shares of Common Stock. The rate of that stock dividend, on a per share basis, is represented by “v” in the equations below.

The relevant variables are as follows:

a  =          number of shares of Common Stock outstanding prior to (i) the deemed cashless exercise of In-the-Money Warrants, (ii) the stock dividend and (iii) the IPO

b  =         number of Warrant Shares underlying this Warrant and warrants of like tenor immediately prior to a Qualifying IPO

E  =         Exercise Price, per share, of this Warrant and warrants of like tenor immediately prior to a Qualifying IPO

w  =       number of shares of Common Stock issued for each Warrant Share, pursuant to a deemed cashless exercise

P’ =        value of each share of Common Stock after deemed cashless exercise of Warrants but before the stock dividend, based on IPO price

v  =       number of shares of Common Stock issued as a dividend, per share, in the stock dividend

c  =          number of shares of Common Stock outstanding, after the deemed cashless exercise of the Warrants and the stock dividend and immediately before the IPO, exclusive of the number of Unit Shares (if any) issued or to be issued

P  =         Qualifying IPO price per share of Common Stock (price to the public, net of underwriting discount)

M =       pre-money Common Stock value of the Company immediately before the Qualifying IPO, exclusive of the pre-money Common Stock value associated with Unit Shares (if any) issued or to be issued (i.e., M= cP)

The Warrants will be “in the money” if M > aE.  If M < aE, then no new Shares of Common Stock would be issued in respect of the Warrants and the Warrants will expire unexercised without any consideration of any kind payable in respect thereof and v = (c - a)/a.

In calculating w and v, the relevant equations are as follows:

1)                                      P = P’/(1 + v)

2)                                      w = (P’ - E)/P’= 1 - E/P’

3)                                      c = (a + bw)(1 + v)

4)                                      M = cP  which is the same as P = M/c

To solve for w and v as functions of other variables:

First, solve equation 1 for P’:

1)                                      P’ = P(1 + v)

Then, substitute for P in equation 1, using equation 4:

P’ = (1 + v)M/c

Next, substitute that value for P’ into equation 2:

2)                                      w = 1 - E/[(1 + v)M/c]

w = 1 - cE/(1 + v)M

Next, substitute that value for w into equation 3:

3)                                      c = (a + b[1 - cE/(1 + v)M])(1 + v)

c = (a + b)(1 + v) - bcE/M

c + bcE/M = (a + b) + (a + b)v

(a + b)v = c - (a + b) + bcE/M

so   v =  c/(a + b) + bcE/(a + b)M - 1

Having found v, v is substituted back into equation 2:

2)                                      w = 1 - cE/M[1 + [c/(a + b) + bcE/(a + b)M - 1]

w = 1 - cE/M[(cM + bcE)/(a + b)M]

w = 1 - (a + b)cE/(cM + bcE)

w = (cM + bcE - acE - bcE)/c(M + bE)

so   w = (M - aE)/(M + bE)

The complete formulas are as follows:

If M > aE, then: w = (M - aE)/(M + bE) and v = c/(a + b) + bcE/(a + b)M - 1

If M < aE, then: w = 0 and v = (c - a)/a

EXHIBIT B

Assume that (a) the aggregate consideration available to the holders of shares of Common Stock as a result of a Qualifying Sale was $350,000,000 cash and 1,000,000 shares of the purchaser’s common stock having a Fair Market Value of $10.00 per share, (b) 10,000,000 shares of Common Stock issued and outstanding immediately prior to the Qualifying Sale, (c) the aggregate number of shares of Common Stock underlying this Warrant and warrants of like tenor is 6,534,956, (d) the exercise price of this Warrant and warrants of like tenor is $27.60 per share, and (e) that this Warrant is for 76,000 shares. This Warrant would be in-the-money because the aggregate value distributable per share of Common Stock without reference to this Warrant and warrants of like tenor is $36.00 (in value), which exceeds the current exercise price of $27.60. Applying the formula ((A+B)/(C+D))-(E) produces

($360,000,000+180,364,786)/(10,000,000+6,534,956)-($27.60)

or

((540,364,786)/(16,534,956))-$27.60

or

$5.08

Accordingly, this Warrant would be deemed to have been exercised for an aggregate payment of (76,000) x ($5.08), or $386,080, of which $375,356 would be paid in cash and the balance in shares of the purchaser valued at $10.00 per share.

The aggregate value of consideration payable on this Warrant and all warrants of like tenor would be ($5.08 x 6,534,956), or $33,197,576, of which $32,275,421 would be in cash and $922,155 would be represented by 92,216 shares of the Purchaser’s common stock.

Assume that the terms of the Qualifying Sale referred to above required the escrow of $5,000,000 cash for twelve months. Under the example set forth above, because the holder of this Warrant and warrants of like tenor, and the holders of the Associated Common Shares participate more than $5,000,000 of the last dollars received on the basis of 45% (such holders) and 55% (Questor), such holders would participate in the escrow (holdback) to the extent of an aggregate of $2,250,000 (45% of $5,000,000) and Questor would fund the remaining $2,750,000.

If, on different facts, the warrants were in-the-money at a substantially lesser sum and holder of this Warrant and warrants of like tenor, and the holders of the Associated Common Shares, participated in only the last $3,000,000 of proceeds on the basis of 45% (such holders) and 55% (Questor), with the balance of the proceeds available being allocated 9.06% (such holders) and 90.94% (Questor), then such holders would participate in the escrow (holdback) to the extent of an aggregate of $1,531,200 (45% of $3,000,000 plus 9.06% of $2,000,000) and Questor would fund the remaining $3,468,800.

Warrants were granted under this form of Warrant to the following persons for the number of Warrant Shares set forth opposite the persons name:

Registered Holder	No. of Warrants*

Mark Sellon	41.59687
Conor Mullet,	41.59687
Erik M.W. Capersen Dynasty Trust, Erik M.W. Capersen, & William Warren
Tr Ua Sep 03 97	658.92309
TCW Special Credits Fund V
The Principal Fund	81,979.44550
OCM Principal Opportunities Fund, L.P.	245,957.16287
Logistical Simon, L.L.C.	14,082.12774
Logistical Simon, L.L.C.	94,481.68276
Subtotal	437,242.53569

Hare & Co. [The St. Paul Companies Inc.]	41,058.14938
Sigler & Co. [Aeltus]	54,744.19917
State Street Bank & Trust [Evergreen]	68,430.24896
Sigler & Co. [Merrill Lynch]	68,430.24896
Sigler & Co. [Amvestors]	41,058.14938
Sigler & Co. [Northstar]	68,430.24896
Sigler & Co. [Mt. Washington]	26,277.21560
Sigler & Co. [Chancellor Triton]	27,372.09958
Lillian P. Voigt	31,888.49602
JEFCO	1,318.06341
Hare & Co.	325.84109
Hare & Co.	1,122.34153
Hare & Co.	1,339.56892
Subtotal	431,794.87095

OCM Principal Opportunities Fund, L.P.	305,472.39966
TCW Special Credits Fund V
The Principal Fund	22,992.79536
Logistical Simon, L.L.C.	109,488.39834
Subtotal	437,953.59336

Total Old Series A Preferred	1,306,991.00000

* Expressed in “Warrant Shares” (as that term is defined in the form of the Warrant)

Registered Holder	No. of Warrants*

OCM Principal Opportunities Fund, L.P.	3,855,624.18750
Logistical Simon, L.L.C.	1,372,340.81250

Total Old Series B Preferred	5,227,965.00000

* Expressed in “Warrant Shares” (as that term is defined in the form of the Warrant)